Exhibit 10.19

CONSULTING AGREEMENT

THIS AGREEMENT, (the “Agreement”) is made and entered into effective as of the 22nd day of July, 2013 (the Effective Date”), by and between Seacoast National Bank (“Company”), and Harry R. Holland, III, federal tax identification number XXX-XX-XXXX (“Consultant”).

WHEREAS, Consultant has special knowledge and skill that is of particular value to Company because of Consultant’s extensive experience in the banking industry; and

WHEREAS, Consultant performs services for various clients as an independent contractor and has indicated his desire to perform consulting services for Company as an independent contractor; and

WHEREAS, Company wishes to engage the services of Consultant as an independent contractor on specified terms and conditions; and

NOW, THEREFORE, in consideration of payments and mutual promises contained herein, and of other good and valuable consideration; Company and Consultant hereby agree as follows:

1.	Nature of Relationship.

Consultant’s services are being supplied for the purposes of providing expert advice relating to lending operations and strategy and the management of various other operations of Company. Company hereby engages Consultant as an independent contractor to provide certain consulting services to Company upon the terms and conditions set forth herein. Consultant is an independent contractor and is not an employee or agent of Company. Consultant’s earnings pursuant to this engagement shall be reported to taxing authorities on a Form 1099 or other form appropriate to independent contractor payments and Consultant understands and agrees that Company shall not be required to withhold employment taxes from payments. Consultant hereby acknowledges and agrees to such engagement and agrees to indemnify and hold harmless Company from and against any and all taxes, penalties and other liabilities relating to any non-payment of taxes on the amounts paid to Consultant by Company.

2.	Term and Termination.

This Agreement shall be for a period of six (6) months from the Effective Date, unless terminated earlier by either party (the “Term”). The Agreement shall expire at the end of the Term. This Agreement is terminable at the will of either party at any time during the Term fifteen (15) days after written notice of termination is provided by that party to the other party. Company may provide pay in lieu of notice at the Consulting Fee rate for all or any portion of the notice period if Company terminates the Agreement and Company may waive all or any portion of the notice period if Consultant terminates the Agreement. If Company terminates this Agreement prior to the end of the original six-month Term for any reason other than Consultant’s breach of this Agreement, his engaging in criminal conduct or conduct harmful Company or his breach of any noncompetition, confidentiality or other restrictive covenant he has entered into with Company, then Company shall pay as a termination fee, an amount equal to the Consulting Fee for each full month of the original Term for which he has not yet been paid as of the effective date of the termination. Consultant agrees that upon termination or expiration of this engagement for any reason, he shall provide Company all documents and other information necessary or useful to allow Company most efficiently to finish all projects upon which Consultant was working and to make use of the work he has done.

3.	Compensation.

(a) Company shall pay Consultant at a rate of Twenty-Six Thousand, Three Hundred and Twenty Dollars ($26,320.00) per full month (and pro rata portions thereof for partial months) (the “Consulting Fee”) for the services to be performed hereunder.

(b) Company shall reimburse Consultant for reasonable business expenses reasonably incurred by Consultant and necessary to allow him to carry out his services for Company as required by the Chief Executive Officer (“CEO”) of Company under this Agreement, so long as Consultant provides receipts for the expenses within thirty (30) days after they are incurred and a breakdown of the expenses and Company determines that they are reasonable and were necessary to carrying out assigned work.

(c) Consultant will render invoices monthly for service performed under this Agreement and for reimbursable business expenses incurred, along with receipts and a breakdown for any expenses. The invoices will include a signed (by Consultant) and reasonably detailed activity report in a format acceptable to the company. Under this Agreement payment for services rendered and expenses incurred is due within fifteen (15) business days of date of receipt of invoice, activity report, receipts and expense breakdown by Company, subject to extension for a reasonable time (not less than thirty (30) days) for Company to challenge any time sheet or bill.

(d) Consultant is an independent contractor and shall not be eligible for any incentive compensation, health insurance, retirement plans, or any other employment benefits or payments from Company.

4.	Services to be Performed by Consultant.

(a) Company shall have the option, but not the obligation, to request that the Consultant perform the following services, along with other services reasonably requested by Company through the CEO or his respective designees: Consultant shall provide transitional services in support of the strategic development and execution of the Accelerate program to assist Company relating to the areas outlined in Exhibit B and such other duties and projects as are assigned by the CEO or his respective designees (“Consulting Services”). Consultant shall be responsible for using his discretion, skill, experience and knowledge to accomplish these tasks in a timely fashion and to the best of Consultant’s ability.

(b) Consultant may provide services to other clients during the Term of this Agreement so long as such clients are not competitors of Company and such services do not compete with the Consulting Services or violate restrictive covenants that Consultant has entered into with Company. During the Term of the Agreement, Consultant shall not, without the express written prior approval of Company’s CEO, provide services competitive with the Consulting Services or other lending operations of Company to, or be employed by, a bank or other lending company that has lending operations in the state of Florida or provide services to any client under circumstances that could create a conflict of interest with his engagement by Company. Consultant agrees that he shall abide by any noncompetition, confidentiality and other restrictive covenants he has entered into with Company.

5.	Confidentiality.

Consultant understands and agrees that, as set forth in more detail below, Consultant will treat confidentially all information, records, files and discussions derived as a part of Consultant’s services for Company. Consultant further agrees that such confidential information will not be used or disclosed by him in any other capacity.

(a) Trade Secrets Defined. “Trade Secrets”, as used herein, means all information, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, distribution lists or a list of actual or potential clients, advertisers or suppliers which is not commonly known by or available to the public and which information: (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Without limiting the foregoing, Trade Secret includes any item of Confidential Information that constitutes a “trade secret(s)” under the common law or statutory law of the State of Georgia and generally includes all source codes and object codes for Company software, all confidential business plans, all buyer and seller information, all client personal information, account information and contact information, and all lists of clients to the extent that such information fits within the Georgia Trade Secrets Act. Nothing in this Agreement is intended, or shall be construed, to limit the definitions or protections of the Florida Uniform Trade Secrets Act or any other applicable law protecting trade secrets or other confidential information. Trade Secrets shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of Company.

(b) Confidential Information Defined. As used in this Agreement, the term “Confidential Information” shall mean all information regarding the Company, its activities, business or clients that is the subject of reasonable efforts by the Company to maintain its confidentiality and that is not generally disclosed by practice or authority to persons not employed by the Company, but that may not rise to the level of a Trade Secret under applicable law. “Confidential Information” shall include, but is not limited to, certain financial plans and data concerning the Company; management planning information; business plans; plans for new locations or lending centers; operational methods; underwriting information; contracts and contract information; loan documents and loan information; credit information; funding information; market studies; marketing plans or strategies; commission information; customer lists; customer files, data and financial information, details of customer loans and applications; current and anticipated customer requirements; identifying and other information pertaining to business referral sources; business development and acquisition plans; and new personnel acquisition plans to the extent that such information is not deemed to be a Trade Secret.

“Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company. Nothing in this definition of Confidential Information is intended, or shall be construed, to limit the definition of Trade Secrets or the definitions or protections of the Florida Uniform Trade Secrets Act or any other applicable law protecting trade secrets or other confidential information.

(d) Nondisclosure of Confidential Information and Trade Secrets. Throughout the Term of this Agreement and for so long thereafter as such information meets the definition of Confidential Information or Trade Secrets, Consultant shall not directly or indirectly transmit or disclose any Confidential Information or Trade Secrets to any person, concern or entity, or make use of any use of any such Confidential Information or Trade Secrets, directly or indirectly, for himself or for others, without the prior express written consent of Company. Consultant agrees that this Agreement is not intended to, and does not, restrict either the Company’s rights or Consultant’s obligations under any state or federal statutory or common law regarding trade secrets or unfair trade practices.

(e) Enforceability of Covenants. Consultant and Company agree that Consultant’s obligations under these nondisclosure covenants are separate and distinct from other provisions of this Agreement, and a failure or alleged failure of Company to perform its obligations under any provision of this Agreement shall not constitute a defense to the enforceability of these nondisclosure covenants. Consultant acknowledges and agrees that the covenants contained in this Section of the Agreement are a reasonable means of protecting Company’s legitimate interests from unfair harm by Consultant. Consultant further agrees that any breach of any of these covenants will result in irreparable damage and injury to Company for which damages alone will not provide adequate remedy and that, in addition to being entitled to any damages resulting from any breach, Company will be entitled to injunctive relief in any court of competent jurisdiction without the necessity of posting any bond. Consultant also agrees that Company shall be entitled to have Consultant pay all costs and reasonable attorneys’ fees incurred by Company in enforcing the restrictive covenants contained in this Agreement if Company succeeds in having any of the covenants enforced by a court or other tribunal. Consultant and Company agree that it is their intention that the restrictive covenants above be enforced in accordance with their terms to the maximum extent possible under applicable law. Consultant and Company further agree that, in the event any court of competent jurisdiction shall find that any provision hereof is not enforceable in accordance with its terms, the court shall reform the restrictive covenants such that they shall be enforceable to the maximum extent permissible at law. Nothing in this provision or this Agreement shall limit any rights or remedies otherwise available to Company under federal, state or local law. These nondisclosure covenants shall survive the expiration or termination of this Agreement for any reason.

This Section 5 shall survive the expiration or termination of this Agreement for any reason.

6.	Ownership of Protected Works.

(a) Protected Works. The term “Protected Works” as used in this Agreement means any and all ideas, inventions, formulas, software code (including, without limitation, source codes and object codes), techniques, processes, concepts, systems, programs, software, software integration techniques developed initially for Company, hardware systems, schematics, flow charts, computer data bases, client lists, trademarks, service marks, brand names, trade names, compilations, documents, data, notes, designs, drawings, technical data and/or training materials, including improvements thereto or derivatives therefrom, whether or not patentable, or subject to copyright or trademark or trade secret protection, developed or produced by Consultant, or by others under his direction, using materials or time or produced pursuant to this Agreement and used or intended for use by or on behalf of Company or its clients.

(b) Ownership and Assignment of Protected Works. Consultant agrees that any and all Protected Works developed by him during his engagement with Company are the sole property of Company, and that no compensation in addition to the amounts set forth in Section 3 of this Agreement is due to Consultant for such Protected Works. Consultant hereby assigns and agrees to assign all of his respective rights, title and interest in Protected Works, including all patents or patent applications, and all copyrights therein, to Company. Consultant further agrees at Company’s request and without further consideration, but at the expense of Company, that Consultant will communicate to Company any facts known to him and testify in any legal proceedings, sign all lawful papers, make all rightful oaths, execute all original, divisional, continuing, continuation-in-part, or reissue applications, all assignments, all registration applications and all other instruments or papers to carry into full force and effect, the assignment, transfer and conveyance hereby made or intended to be made and generally do everything possible for title to the Protected Works and all patents or copyrights or trademarks or service marks therein to be clearly and exclusively held by Company. Consultant agrees that he will not apply for any state, federal, or other jurisdiction’s registration of rights in any of the Protected Works and that he will not oppose or object in any way to applications for registration of same by Company or others designated by Company. Consultant agrees to exercise reasonable care to avoid making the Protected Works available to any third party. Consultant also agrees that he shall be liable to Company for all damages, including reasonable attorneys’ fees and other expenses of litigation, if the Protected Works are made available to third parties in any manner by Consultant without the express written consent of Company. Consultant warrants and represents that attached to this Agreement as an Exhibit (Exhibit A) and incorporated in this Agreement by reference is a complete list of all inventions, whether owned by Consultant or by others, conceived by Consultant prior to Consultant’s engagement by Company, that these are the only inventions which are not subject to this Agreement, and that Consultant has not conceived or reduced to practice any invention not described on such Exhibit A.

This Section 6 shall survive the expiration or termination of this Agreement for any reason.

7.	Rights to Materials and Return of Materials.

All records, files, software, memoranda, reports, business plans, contracts, marketing materials, price lists, client lists, client contact information, client files, investment information, purchasing information, sales information, loan documents and loan information, credit information, funding information, market studies, marketing plans or strategies, commission information, financial information, current and anticipated client requirements, identifying and other information pertaining to business referral sources, business development and acquisition plans, documents, technical information, software code (including, without limitation, source codes and object codes), information on the use, development and integration of software, business plans, client development plans and the like (together with all copies of such documents and things) relating to the business of Company, which Consultant shall use or prepare or come in contact with in the course of, or as a result of, his engagement shall, as between the parties to this Agreement, remain the sole property of Company. Laptop computers, cell phones, software and related data, information and things provided to Consultant by Company or obtained by Consultant, directly or indirectly, from Company, also shall remain the sole property of Company. Upon the termination of his engagement or upon any demand of Company, Consultant shall immediately return all such materials and things to Company and shall not retain any copies or remove or participate in removing any such materials or things from the premises of Company after termination or Company’s request for return. Consultant shall not retain or provide to others any copies, descriptions, summaries, excerpts, renderings or other representation of such documents, property or information or any contents or portion thereof. This Section 7 shall survive the expiration or termination of this Agreement for any reason.

8.	Works Made for Hire.

Company and Consultant acknowledge that in the course of Consultant’s engagement by Company, Consultant may from time to time create for Company copyrightable works. Such works may include manuals, pamphlets, instructional materials, computer programs, software, software integration techniques developed initially for Company, software codes (including, without limitation, source codes and object codes), and data, technical data, photographs, drawings, logos, designs, artwork or other copyrightable material, or portions thereof, and may be created within or without Company’s facilities and before, during or after normal business hours. All such works related to or useful in the business of Company are specifically intended to be works made by hire by Consultant, and Consultant shall cooperate with Company in the protection of Company’s copyrights in such works and, to the extent deemed desirable by Company, the registration of such copyrights. This provision shall survive the expiration or termination of this Agreement for any reason.

10.	Publicity.

Consultant agrees that he will not discuss with, or provide to, any representative of any newspaper or other press or media outlet or provide to anyone for the purpose of broader publication any information about Company, its business, its plans, its clients its members, its employees or any of its activities without the express authorization of Company’s CEO or Chairman of the Board.

11.	Severability.

The covenants and other provisions set forth in this Agreement shall be considered and construed as separate and independent covenants and provisions. Should any part or provision of this Agreement be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement. If any portion of the covenants contained in this Agreement is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, the definition of activities or the definition of information covered is considered to be invalid or unreasonable in scope, the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of Company and Consultant in agreeing to the provisions of this Agreement will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws.

12.	Modification of Agreement.

No waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing signed by both parties. However, specifications of services to be rendered by Consultant that differ from those stated herein but which are consistent with the general scope of the services to be performed as provided herein shall not constitute a modification of the Agreement.

13.	Applicable Law.

This Agreement shall be construed according to the laws of the State of Florida. If any provision of this Agreement is declared void or invalid, such provision shall be severed from the remainder of the Agreement and the remainder of the Agreement shall be valid.

14.	Entire Agreement and Enforcement.

This Agreement contains the complete understanding concerning the consulting arrangement between the parties. As this Agreement is the product of negotiations among the parties, neither party shall be considered to be the drafter of the Agreement for purposes of construing or interpreting any ambiguities. No delay or failure by Company in exercising any of its rights, remedies, powers, or privileges hereunder, at law or in equity, and no course of dealing between Company and Consultant or any other person shall be deemed to be a waiver by Company of any such rights, remedies, powers, or privileges, even if such delay or failure is continuous or repeated, nor shall any single or partial exercise of any right, remedy, power, or privilege preclude any other or further exercise thereof by Company or the exercise of any other right, remedy, power, or privilege by Company.

IN WITNESS HEREOF, the parties have executed this Agreement as of the date first written above.

SEACOAST NATIONAL BANK

By:	/s/ Dennis S. Hudson, III

Name: Dennis S. Hudson, III
Title: Chief Executive Officer

CONSULTANT

/s/ Harry R. Holland, III
Harry R. Holland, III
[Address]
[City, State, Zip]

EXHIBIT A

PRE-EXISTING INVENTIONS

- NONE -

CONSULTANT

/s/ Harry R. Holland, III
Harry R. Holland, III

EXHIBIT B

Transitional Services for the Strategic Development and Execution of the Accelerate Program

* Enhance customer metrics-

* What is potential customer product base?

* What is our share?

* What is our progress in obtaining more?

* Which products are most profitable?

* What is a profitable relationship?

* When do we break even?

•	With a customer

•	With a new team members

•	With a Fuel Cell

•	With a new market

* Establish support and ability to deliver full product offerings through Fuel Cells-

•	Wealth Management

•	Brokerage

•	Consumer Loans

•	Retail Deposits

•	Seacoast Business Solutions

•	Mortgages

* Improve utilization and effectiveness of Social Media

* Expand development and implementation of Achievement Advisors

* Complete product development

•	Asset Based Lending

•	Specialty Finance Programs

•	Foreign Exchange/ International

•	Treasury Management

•	Medical Practice Finance

* Insure effective execution of the Accelerate model and value proposition - make our vision blindingly clear.

•	Advisor role

•	Delivery of credit products

•	“Valve” empowerment, collaboration and culture

•	Development of full banking relationship supported by Fuel Cell

•	Evolving from fancy LPO to Innovative Full Service Delivery Channel

* Complete development/ construction of 2013 Fuel Cells